Akorn, Inc.

                                 Exhibit 11.1

                     COMPUTATION OF NET INCOME PER SHARE
                    (In Thousands, Except Per Share Data)


                                            Three Months Ended March 31,       Nine Months Ended March 31,
                                            _____________________________       ____________________________
                                                1995             1994              1995           1994
                                            ____________    _____________       ____________  ______________
Earnings
  Income applicable to
  common stock                             $    228         $     627           $    1,619      $   1,223
                                            ============    =============       ============   =============
Shares
  Weighted average number of shares
   outstanding                               14,838            14,824               14,819         14,804
  Additional shares assuming
   conversion of options and warrants           682               724                  628            514
                                           _____________    ______________      _____________  _____________


  Pro forma shares                           15,520            15,548               15,447         15,318
                                           =============    ==============      =============  =============
Net income per share                      $     .01         $     .04           $      .10      $     .08
                                           =============    ==============      =============  =============
